FLAG FINANCIAL CORPORATION

RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
ON JANUARY 20, 2004

AMENDMENT TO BYLAWS

    RESOLVED, that Section 2.2 of the Bylaws of the Company is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

     "The Board of Directors shall consist of not fewer than six and not more than 12 members and shall be divided into three classes as nearly equal in number as possible."

VACANCY

     RESOLVED, that the number of members of the Board of Directors is hereby fixed at nine (9)